Media Contact(s):

Yves Dezawy

(646) 546-5151

Yves@OxySure.com

www.OxySure.com

OxySure Announces 2011 Fiscal Year Financial Results

Maintains net loss of $.10 per share on 21.3% lower SG&A during IPO year

Frisco, Texas, March 30, 2012 – OxySure® Systems, Inc. (OTCBB:OXYS) (“OxySure,” or the “Company”), today reported a slightly narrower net loss of $1,532,399, or $0.10 per diluted share, for fiscal year 2011 compared to a net loss of $1,578,957, or $0.10 per diluted share, for fiscal year 2010. The slightly narrower loss was driven by a decrease of $311,689 in selling, general and administrative expenses.

“We are pleased that we were able to contain our costs in a year that marks our Company entering the public markets,” said Julian T. Ross, Chairman of the Board. “Our focus in 2012 and beyond is on tackling growth in a rapid yet responsible manner, increasing awareness of our lifesaving technology, and pursuing our regulatory and legislative agenda.”

Financial Highlights:

•	Selling, general and administrative expenses were $1,150,786 for fiscal year 2011, compared to selling, general and administrative expenses of $1,462,475 for fiscal year 2010;

•	Product revenue increased 41% from $131,013 during fiscal year 2010 to $185,209 during fiscal year 2011, while licensing revenue decreased by $225,000 for the comparative periods;

•	Deferred income tax assets of $4,390,047 and $3,956,960 for the years ended December 31, 2011 and 2010 respectively were offset in full by a valuation allowance;

•	Total notes payable increased from $2,423,160 at December 31, 2010 to $2,727,449 at December 31, 2011. Long term notes payable decreased from $1,514,646 at December 31, 2010 to $1,162,390 at December 31, 2011. Short term notes payable increased from $908,514 at December 31, 2010 to $1,565,059 at December 31, 2011;

•	Additional paid in capital amounts were $10,645,347 and $9,564,440 for the years ended December 31, 2011 and 2010, respectively, and accumulated deficit amounts were $13,430,659 and $11,898,260 for the years ended December 31, 2011 and 2010, respectively; and

•	Weighted average common shares outstanding were 15,930,327 for fiscal year 2011 as compared to 15,724,816 for fiscal year 2010.

Condensed statement of operations data and presentation of that data as amount of change from period-to-period:

	For the year ended December 31,
	2011	2010	Increase/ (Decrease)	%Increase/ (Decrease)

Revenues, net	$185,209	$356,013	$(170,804)	-48%
Cost of goods sold	103,389	54,781	48,608	89%
Gross profit	81,820	301,232	(219,412)	-73%
Operating expenses
Selling, general and administrative	1,150,786	1,462,475	(311,689)	-21%
Loss from operations	(1,068,966)	(1,161,243)	92,277	-8%
Other income (expenses)
Other income (expense)	144,882	6,046	138,836	2296%
Interest expense	(608,316)	(423,760)	(184,556)	44%
Total other income (expenses)	(463,434)	(417,714)	(45,720)	11%
Net loss	$(1,532,399)	$(1,578,957)	$46,557	-3%

About OxySure Systems, Inc.

OxySure Systems, Inc. is a Frisco, Texas-based medical technology company that focuses on the design, manufacture and distribution of specialty respiratory and medical solutions. The company pioneered a safe and easy to use solution to produce medically pure (USP) oxygen from inert powders. The company owns numerous issued patents and patents pending on this technology which makes the provision of emergency oxygen safer, more accessible and easier to use than traditional oxygen provision systems. OxySure’s products improve access to emergency oxygen that affects the survival, recovery and safety of individuals in several areas of need: (1) Public and private places and settings where medical emergencies can occur; (2) Individuals at risk for cardiac, respiratory or general medical distress needing immediate help prior to emergency medical care arrival; and (3) Those requiring immediate protection and escape from exposure situations or oxygen-deficient situations in industrial, mining, military, or other public settings. www.OxySure.com

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements. OxySure Systems, Inc. intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. OxySure Systems, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in OxySure Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011.

OxySure® Systems, Inc.

10880 John W. Elliot Drive, Suite, 600 / Frisco, TX 75033 / Phone (972) 294-6450 / Fax (972) 294-6501

www.OxySure.com / info@OxySure.com